Exhibit 99.1

SPAR Group Announces Financial Results for the Second Quarter Ended June 30, 2017

WHITE PLAINS, N.Y., August 14, 2017 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq: SGRP), a leading supplier of retail merchandising, business technology and other marketing services in 10 countries throughout North America, Latin America, Asia Pacific and Africa, today announced financial results for the second quarter ended June 30, 2017.

Highlights for the three and six month periods ended June 30, 2017, as compared to the same periods in the prior year include:

●

Revenue for the second quarter of 2017 increased $13 million or 43.6 percent to $43 million. The late 2016 acquisition of its Brazilian operations contributed $8 million and domestic operations contributed $3 million of the year-over-year revenue growth.

●

Revenue for the six month period ending June 30, 2017 increased $26 million or 46.6 percent to $83 million. The growth in revenue was directly attributable to the acquisition in Brazil, which added $18 million, plus a $4 million increase from domestic operations.

●	Operating income for the second quarter increased $191,000 or 24% to $971,000 compared to $780,000 for the same period last year.

●	Operating income for the six month period ended June 30, 2017 increased $508,000, or 54%, to $1.5 million compared to $947,000 for the same period in 2016.

●

Net income attributable to SPAR Group for the second quarter of 2017 was $343,000, or $0.02 per diluted share, compared to a net income of $283,000 or $0.01 per diluted share, during the second quarter of 2016.

●

Net income attributable to SPAR Group for the six months ended June 30, 2017 was $99,000, or $0.00 per diluted share, compared to a net income of $143,000 or $0.01 per diluted share, for the same period in 2016.

Financial Results by Geography (in 000's)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
Revenue:	2017	2016	Change	2017	2016	Change
International	$29,037	$18,548	56.6%	$57,602	$35,407	62.7%
Domestic	13,685	11,184	22.4%	25,006	20,936	19.4%
Total	$42,722	$29,732	43.6%	$82,608	$56,343	46.6%

	Three Months Ended June 30,		Six Months Ended June 30,
Net Income (loss):	2017	2016	2017	2016
International	$(205)	$99	$(189)	$110
Domestic	548	184	288	33
Total	$343	$283	$99	$143

Earnings Per Basic and Diluted share:
	$0.02	$0.01	$0.00	$0.01

“Both our domestic and international operations showed solid improvement in financial results during the second quarter. Efforts to position SPAR as a strategic partner with our customers resulted in new business across several of our product offerings, as well as growth from existing clients. On the domestic side, these efforts were major contributors to the 22% increase in revenue during the second quarter. The incremental contribution from our acquisition in Brazil, combined with strong performance in Australia, South Africa, and India led to a 57% growth in our international business. As expected, our investment in Brazil continued to put pressure on profit margin, but was more than offset by strong performance in other areas,” commented Interim Chief Executive Officer and President, Kori Belzer. “We are clearly making progress with our strategic plan and are well-positioned to continue to show incremental improvement in our financial performance during the balance of the year.”

Margin Profile by Geography

Gross Margin:

	Three Months Ended June 30,		Basis Point	Six Months Ended June 30,		Basis Point
	2017	2016	Change	2017	2016	Change
International	17.5%	19.5%	(198)	17.3%	19.8%	(247)
Domestic	28.3%	30.5%	(221)	28.1%	29.6%	(146)
Total	21.0%	23.6%	(267)	20.6%	23.4%	(284)

Operating Income as a % of Sales:

	Three Months Ended June 30,		Basis Point	Six Months Ended June 30,		Basis Point
	2017	2016	Change	2017	2016	Change
International	2.3%	2.3%	(207)	1.9%	2.5%	(188)
Domestic	2.1%	3.2%	(111)	1.4%	0.3%	(258)
Total	2.3%	2.6%	(232)	1.8%	1.7%	(192)

International gross profit margin for the second quarter and six months ended June 30, 2017 was 17.5% and 17.3% compared to 19.5% and 19.8%, respectively, for the same periods in 2016. The gross margin change relative to the prior periods was primarily due to a mix of higher cost business in Brazil and Mexico.

Domestic gross profit margin for the second quarter and six months ended June 30, 2017, was 28.3% and 28.1% compared to 30.5% and 29.6%, respectively, for the same periods in 2016. The decrease in gross profit margin was primarily due to an increase in lower margin project work compared to the same period last year.

Operating income for the three and six month periods ended June 30, 2017 increased 24.5% and 53.6% to $971,000 and $1.5 million from $780,000 and $947,000, respectively, compared to the same periods in 2016. The increase in operating income was primarily driven by the growth in revenue in both domestic and international operations.

Balance Sheet as of June 30, 2017

As of June 30, 2017, cash and cash equivalents totaled $8.3 million. Working capital was $11.8 million and current ratio was 1.4 to 1. Total current assets and total assets were $42.6 million and $55.7 million, respectively. Total current liabilities and total liabilities were $30.8 million and $30.8 million respectively, total equity was $24.8 million as of June 30, 2017.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, dollar, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, demonstrating or promoting a product, providing in-store event staffing services and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 10 countries that encompass approximately 50% of the total world population through its operations in the United States, Australia, Brazil, Canada, China, India, Japan, Mexico, South Africa and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

This Press Release contains and the above referenced recorded comments will contain "forward-looking statements" made by SPAR Group, Inc. ("SGRP", and together with its subsidiaries, the "SPAR Group" or the "Company"), will be filed shortly in a Current Report on Form 8-K by SGRP with the Securities and Exchange Commission (the "SEC"). There also are "forward looking statements" contained in SGRP's Annual Report on Form 10-K for the year ended December 31, 2016 (the "Annual Report"), which was filed by SGRP with the SEC on April 17, 2017, and SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders to be held on or about May 18, 2017 (the "Proxy Statement"), which SGRP filed with the SEC on April 28, 2017, and SGRP's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Annual Report and the Proxy Statement, each a "SEC Report"). "Forward-looking statements" are defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, collectively, "Securities Laws").

The forward-looking statements made by the Company in this Press Release may include (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's corporate strategic objectives (growth, customer value, employee development, greater productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, growing the Company’s client base and contacts, continuing to strengthen the Company’s balance sheet, growing revenues and improving profitability through organic growth, new business developments and strategic acquisitions, and continuing to control costs. The Company's forward-looking statements also include, in particular and without limitation, those made in "Business", "Risk Factors", "Legal Proceedings", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report. You can identify forward-looking statements in such information by the Company's use of terms such as "may", "will", "expect", "intend", "believe", "estimate", "anticipate", "continue", "plan", "project" or similar words or variations or negatives of those words.

You should carefully consider (and not place undue reliance on) the Company's forward-looking statements, risk factors and the other risks, cautions and information made, contained or noted in or incorporated by reference into this Press Release, the Annual Report, the Proxy Statement and the other applicable SEC Reports that could cause the Company's actual performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) to differ materially from the performance or condition planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, "expectations") and described in the information in the Company's forward-looking and other statements, whether express or implied. Although the Company believes them to be reasonable, those expectations involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause those expectations to fail to occur or be realized or such actual performance or condition to be materially and adversely different from the Company's expectations. In addition, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its expectations will be achieved in whole or in part, that the Company has identified all potential risks, or that the Company can successfully avoid or mitigate such risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in SGRP's Common Stock.

You should carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investor Contact:

Dave Mossberg

Three Part Advisors

(817) 310-0051

SPAR Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

 (In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenues	$42,722	$29,732	$82,608	$56,343
Cost of revenues	33,765	22,705	65,604	43,147
Gross profit	8,957	7,027	17,004	13,196

Selling, general and administrative expenses	7,452	5,763	14,510	11,277
Depreciation and amortization	534	484	1,039	972
Operating income	971	780	1,455	947

Interest expense	54	31	7	60
Other (income), net	(135)	(80)	(197)	(105)
Income before income tax expense	1,052	829	1,645	992

Income tax expense	278	226	697	231
Net income	774	603	948	761
Net income attributable to non-controlling interest	(431)	(320)	(849)	(618)
Net income (loss) attributable to SPAR Group, Inc.	$343	$283	$99	$143

Basic net income per common share:	$0.02	$0.01	$0.00	$0.01

Diluted net income per common share:	$0.02	$0.01	$0.00	$0.01

Weighted average common shares – basic	20,647	20,569	20,648	20,566

Weighted average common shares – diluted	21,312	21,328	21,336	21,331

Net income	$774	$603	$948	$761
Other comprehensive loss:
Foreign currency translation adjustments	578	(213)	742	(701)
Comprehensive income (loss)	1,352	390	1,690	60
Comprehensive (income) attributable to non-controlling interest	(689)	(173)	(1,205)	(156)
Comprehensive income (loss) attributable to SPAR Group, Inc.	$663	$217	$485	$(96)

SPAR Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,309	$7,324
Accounts receivable, net	32,435	33,669
Prepaid expenses and other current assets	1,857	1,299
Total current assets	42,601	42,292

Property and equipment, net	2,487	2,536
Goodwill	1,836	1,847
Intangible assets, net	2,037	2,340
Deferred income taxes	4,869	4,694
Other assets	1,832	1,142
Total assets	$55,662	$54,851

Liabilities and equity
Current liabilities:
Accounts payable	$5,696	$5,567
Accrued expenses and other current liabilities	12,171	9,766
Due to affiliates	2,584	3,349
Customer incentives and deposits	1,528	1,305
Lines of credit and short-term loans	8,802	9,778
Total current liabilities	30,781	29,765
Long-term debt and other liabilities	40	4
Total liabilities	30,821	29,769

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598
Issued and outstanding shares–
None – June 30, 2017 and December 31, 2016	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares –
20,680,717 – June 30, 2017 and December 31, 2016	207	207
Treasury stock, at cost
42,460 shares – June 30, 2017 and
37,877 shares – December 31, 2016	(51)	(51)
Additional paid-in capital	16,198	16,093
Accumulated other comprehensive loss	(2,021)	(2,407)
Retained earnings	5,999	5,835
Total SPAR Group, Inc. equity	20,332	19,677
Non-controlling interest	4,509	5,405
Total equity	24,841	25,082
Total liabilities and equity	$55,662	$54,851